AMENDMENT TO PROMISSORY NOTE

This Amendment dated and made effective as of February 22, 2011 (the "**Amendment**"), amends that certain promissory note dated February 23, 2010 in the original principal amount of $1,000,000.00 ("**Promissory Note**"), pursuant to which the Borrower is MathStar, Inc. (n/k/a Sajan, Inc.), a Delaware corporation, and the Lenders are Shannon Zimmerman and Angel Zimmerman.

The introductory paragraph of said Promissory Note currently reads as follows:

FOR VALUE RECEIVED, MathStar, Inc., a Delaware corporation ("**MathStar**"), hereby promises to pay to the order of Shannon Zimmerman and Angel Zimmerman (the "**Holders**"), the total principal sum of One Million and 00/100 Dollars ($1,000,000.00) in lawful money of the United States, together with interest on the unpaid balance accruing as of the date hereof at a rate of eight percent (8.00%) per annum.

This Amendment modifies and restates the introductory paragraph of said Promissory Note in its entirety to read as follows:

FOR VALUE RECEIVED, Sajan, Inc. (f/k/a MathStar, Inc.), a Delaware corporation ("**MathStar**"), hereby promises to pay to the order of Shannon Zimmerman and Angel Zimmerman (the "**Holders**"), the total principal sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) in lawful money of the United States, together with interest on the unpaid balance accruing as of the date hereof at a rate of eight percent (8.00%) per annum.

Paragraph 1. of said Promissory Note currently reads as follows:

1. Principal and accrued interest on this Note shall be due and payable on February 23, 2011. Interest hereunder shall be computed on the basis of a year of three hundred sixty-five (365) days but charged for actual days principal is unpaid.

This Amendment modifies and restates paragraph 1. of said Promissory Note in its entirety to read as follows:

1. Principal and accrued interest on this Note from and after February 23, 2011 shall be due and payable on August 23, 2012. Interest hereunder shall be computed on the basis of a year of three hundred sixty-five (365) days but charged for actual days principal is unpaid.

Paragraph 12. of said Promissory Note currently reads as follows:

12. This Promissory Note constitutes the Acquiror Promissory Note described in that certain Agreement and Plan of Merger (the "**Merger Agreement**") dated as of January 8, 2010 by and among MathStar, Garuda Acquisition, LLC, Sajan, Inc. and Thomas Magne, solely in his capacity as agent for the holders of common stock of Sajan, Inc., and is subject to the right of setoff set forth in the Merger Agreement.

This Amendment modifies and restates paragraph 12. of said Promissory Note in its entirety to read as follows:

12. This Promissory Note constitutes the Acquiror Promissory Note described in that certain Agreement and Plan of Merger (the "**Merger Agreement**") dated as of January 8, 2010 by and among MathStar, Garuda Acquisition, LLC, Sajan, Inc. and Thomas Magne, solely in his capacity as agent for the holders of common stock of Sajan, Inc. Notwithstanding any provision contained in the Merger Agreement to the contrary, in consideration for the Holders agreeing to extend the term of this Promissory Note, MathStar hereby waives its right of set off under this Promissory Note and agrees not to set off against the amount evidenced by this Promissory Note any claim MathStar may make for Indemnifiable Damages (as such term is defined in the Merger Agreement).

Effective as of the date set forth above.

BORROWER:

Sajan, Inc. (f/k/a MathStar, Inc.)

By /s/ Timothy Clayton
Timothy Clayton
Its Chief Financial Officer

LENDERS:

Shannon Zimmerman

/s/ Shannon Zimmerman

Angel Zimmerman

/s/ Angel Zimmerman